INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of this 27th day of April, 2015, by and between WALL STREET MANAGEMENT CORPORATION, a Massachusetts corporation, (hereinafter referred to as the “Adviser”), and CG FUNDS TRUST, a Delaware statutory trust (hereinafter referred to as the “Trust”), on behalf of the series of the Trust as indicated on Schedule A attached hereto, as may be amended from time to time (each, a “Fund”).

WHEREAS, the Trust is an open-end management investment company, as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”), and is registered as such with the Securities and Exchange Commission (the “SEC”); and

WHEREAS, the Adviser is in the business of rendering investment advisory, statistical and research services, and is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the parties desire to provide for continuing services by the Adviser to the Fund pursuant to the terms and conditions hereinafter set forth,

NOW THEREFORE, in consideration of the premises, the parties hereto agree as follows:

1.            The Trust hereby employs the Adviser to manage the investment and reinvestment of the assets of each Fund for the period and on the terms set forth in this Agreement.  The Adviser hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

2.            The Adviser shall supervise and manage the investment portfolio of each Fund, and, subject to such policies as the trustees of the Trust may determine, direct the purchase and sale of investment securities in the day‑to‑day management of each Fund.  The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or any Fund in any way or otherwise be deemed an agent of the Trust or any Fund.  However, one or more shareholders, officers, directors or employees of the Adviser may serve as trustees and/or officers of the Trust, but without compensation or reimbursement of expenses for such services from the Trust unless otherwise determined by the Trust’s Board of Trustees, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Trust.  Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Trust instrument, as it may be amended from time to time, or any applicable statute or regulation, or to relieve or deprive the trustees of the Trust of their responsibility for, and control of, the affairs of the Trust.

3.            The Adviser in its supervision of the investments of the Fund will be guided by the Fund’s fundamental investment policies and the provisions and restrictions contained in the Agreement and Declaration of Trust and By-laws of the Trust, and as set forth in the Fund’s registration statement and exhibits thereto, as may be filed with the SEC, all subject to the applicable provisions of the 1940 Act.

4.            The Fund will pay its own expenses including, without limitation, interest charges, taxes, costs of purchasing and selling securities for its portfolio, rent, expenses of redemption of shares, auditing and legal expenses; expenses attributable to setting the type for and printing only such copies of prospectuses filed with any Federal or state agency, regulatory authority or governmental department; directors’ fees and expenses necessarily incurred by directors in attendance at directors’ meetings; expenses of administrative personnel and administrative services, custodian fees; fees of transfer agents, registrar and dividend disbursing agents; the cost of stock certificates and corporate reports; all other printing expenses not otherwise allocated to the Adviser hereunder; costs in connection with Board of Trustees’ meetings and the annual or special meetings of shareholders, including proxy material preparation and distribution, filing fees, dues, insurance premiums, miscellaneous management and operating expenses and expenses of an extraordinary and nonrecurring nature.

5.            Subject to the provision of Paragraph 8 hereof, the Fund agrees to pay to the Adviser for its services rendered during the preceding month hereunder on the first business day each month during the term of the Agreement a management fee at the rate set forth in Schedule A to this Agreement.  For the portion of the first month and of the first year in which this fee structure is in effect, or in the event of the termination of the Agreement effective prior to the last day of a month, there shall be an appropriate pro-ration of all computations and payments on the basis of the number of days that the Agreement is in effect during the preceding month and year, respectively.  The Adviser may voluntarily or contractually absorb certain Fund expenses or waive the Adviser’s own management fee.

6.            The term of this Agreement shall begin at the time it receives an affirmative vote of a majority  of the outstanding voting securities of the Fund and shall continue in effect for two years from that date and from year-to-year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof, if: (a) such continuation shall be specifically approved at least annually by the vote of a majority of the trustees who are not parties to such contract or interested persons of any such party to such contract (other than as trustees of the Trust) cast in person at a meeting called for that purpose, or by a vote of the majority of the outstanding voting securities of the Fund, and (b) the Adviser shall not have notified the Fund in writing at least sixty (60) days prior to the anniversary date of this Agreement in any year hereafter that it does not desire such continuation.

7.            Notwithstanding anything to the contrary herein, this Agreement may be terminated at any time, without the payment of any penalty, by the trustees of the Trust or by a vote of the majority of the outstanding voting securities of the Fund on sixty (60) days’ written notice to the Adviser.

8.            This Agreement shall automatically terminate in the event of its assignment, the term “assignment” for this purpose having the meaning defined in Section 2(a)(4) of the 1940 Act.

9.            The Adviser, subject to the control and direction of the trustees of the Trust, shall have authority and discretion to select brokers and dealers to execute portfolio transactions for each Fund and for the selection of the markets on or in which the transactions will be executed.  The Adviser may cause each Fund to pay a broker‑dealer that provides brokerage or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the Adviser a commission for effecting a securities transaction in excess of the amount another broker‑dealer would have charged for effecting such transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker‑dealer viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the accounts as to which the Adviser exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act).  The Adviser shall provide such reports as the trustees of the Trust may reasonably request with respect to each Fund’s brokerage commissions, the manner in which that brokerage was allocated and brokerage and research services received.

10.            The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and has provided the Trust with a copy of the code of ethics and evidence of its adoption.  Upon written request of the Trust, the Adviser shall permit the Trust to examine any reports required to be made by the Adviser pursuant to Rule 17j-1 under the Act, to the extent such reports are not required, pursuant to Rule 17j-1, to be made to the Trust.

11.            The Adviser may employ or contract with such other person or persons, corporation or corporations at its own cost and expense as it shall determine in order to assist it in carrying out this Agreement; provided, however, that to the extent that any such employment or contract constitutes such other person or persons, corporation or corporations as an investment adviser to the Fund within the meaning of the 1940 Act, such employment or contracts shall be subject to the approval of the Fund’s shareholders in the manner provided the 1940 Act, prior to its effectiveness.

12.            The Adviser shall not be liable to the Fund for anything done or omitted by it, except acts or omissions involving willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties imposed on it by this Agreement.

13.            The services of the Adviser herein provided are not to be deemed exclusive and, so long as its services hereunder shall not be impaired thereby, should the Adviser so desire, it may sponsor, promote and provide investment advisory and management services to one or more investment companies other than the Fund.

14.            This Agreement may be amended at any time by agreement of the parties, provided that the amendment shall be approved both by the vote of a majority of trustees of the Trust, including a majority of the trustees who are not parties to this Agreement or interested persons of any such party to this Agreement (other than as trustees of the Trust) cast in person at a meeting called for that purpose and by the holders of a majority of the outstanding voting securities of the Fund.

15.            The obligations of the Trust entered into in the name or on behalf thereof by any of the trustees, representatives or agents of the Trust are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders, or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

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[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers as of April 27, 2015.

CG FUNDS TRUST

By: /s/Michael R. Linburn
Michael R. Linburn
Executive Vice President & Secretary

WALL STREET MANAGEMENT CORPORATION

By: /s/Michael R. Linburn
Michael R. Linburn
President

SCHEDULE A

Series (“Fund”) of CG Funds Trust	Annual Management Fee Rate as a Percentage of Average Daily Net Assets
CG Core Balanced Fund	0.75%